Exhibit 99.1

Allegheny Technologies Announces First Quarter 2013 Results

First Quarter 2013 Results

  Sales increased 7% compared to Q4 2012, to $1.18 billion
  Net income attributable to ATI was $10.0 million, or $0.09 per share
  Segment operating profit was $78.3 million, or 6.6% of sales
  Gross cost reductions were $39.3 million
  Cash on hand was $138.0 million
  Net debt to total capitalization was 35.0%

PITTSBURGH--(BUSINESS WIRE)--April 24, 2013--Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the first quarter 2013 of $10.0 million, or $0.09 per share, on sales of $1.18 billion. For the first quarter 2012, ATI reported net income of $56.2 million, or $0.50 per share, on sales of $1.35 billion.

“We saw continued sluggish demand from many of our major end markets during the first quarter,” said Rich Harshman, Chairman, President and Chief Executive Officer. “While demand from aerospace OEMs in support of new builds improved, compared to the fourth quarter 2012, demand from the jet engine aftermarket remained low. The markets for flat-rolled stainless sheet and plate and grain-oriented electrical steel remained challenging due to lackluster demand, low base-selling prices, and high levels of imports. Demand for forgings from the construction and mining equipment markets was depressed as OEMs adjusted production and reduced inventories to match current global demand.”

  ATI’s sales to the key global markets of aerospace and defense, oil and gas/chemical process industry, electrical energy, and medical represented 68% of ATI first quarter 2013 sales:

    Sales to the aerospace and defense market represented 34% of ATI sales.
    Sales to the oil and gas/chemical process industry represented 18% of ATI sales.
    Sales to the electrical energy market represented 11% of ATI sales.
    Sales to the medical market represented 5% of ATI sales.
  Direct international sales represented 38.2% of ATI first quarter 2013 sales.

High-value products sales were nearly 78% of ATI first quarter 2013 sales and increased about 5% compared to the fourth quarter 2012. Sales of nickel-based alloys and specialty alloys increased 12% compared to the fourth quarter 2012 and represented 24% of first quarter 2013 ATI sales. Sales of our titanium products, including Uniti joint venture conversion, increased nearly 22% compared to the fourth quarter 2012 and represented 16% of first quarter 2013 ATI sales. Titanium shipments improved to 10.3 million pounds, an increase of over 15% compared to the fourth quarter 2012. Sales of precision forgings and castings represented over 12% of first quarter 2013 sales and were at the same level as the fourth quarter 2012. Sales of Precision Rolled Strip® products and engineered strip products increased by more than 7% compared to the fourth quarter 2012 and represented over 11% of first quarter 2013 ATI sales, benefitting from solid demand from the automotive market. Demand was weak for zirconium and related alloys and grain-oriented electrical steel from the nuclear energy and chemical process industry, and electrical power generation markets, respectively. As a result, first quarter 2013 sales of these products declined by 23% compared to the fourth quarter 2012.

“Segment operating profit was approximately $78 million, or 6.6% of sales,” Harshman continued. “Higher inventory costs resulting from higher unit conversion costs due to lower operating rates in the fourth quarter 2012, combined with the impact of higher raw material costs for products with longer manufacturing cycle times not aligned with falling raw material indices/surcharges, reduced operating profit, especially in the High Performance Metals segment. Operating profit in the High Performance Metals segment was 14.5% of sales and, in addition to the issues noted above, was impacted by low demand from the jet engine aftermarket, weak demand for zirconium alloys, reduced demand for forgings from the construction and mining equipment market, and pricing pressures on transaction, or spot, business. Flat-Rolled Products segment operating profit was $2.4 million, or 0.4% of sales, reflecting a weaker high-value product mix as well as record-low base-selling prices for standard stainless sheet. Operating profit in our Engineered Products segment was essentially break-even, as lower operating rates affected profit margins.

“Cost reduction remains a strategic focus and we have targeted a minimum of $100 million in new gross cost reductions for 2013. Our operations achieved almost $40 million in gross cost reductions during the first quarter 2013. These cost reductions will benefit ATI operations over the rest of 2013. In addition, managed working capital was reduced to 37.8% of annualized sales at the end of March 2013 from 41.1% at year-end 2012.

“Construction at our Flat-Rolled Products segment Hot-Rolling and Processing Facility (HRPF) is progressing on schedule and on budget. As previously stated, the HRPF is expected to be production-ready by the end of 2013, with commissioning occurring through the first half 2014. We believe this approximately $1.2 billion strategic investment transforms our flat-rolled products business. It is designed to significantly expand our product offering capabilities, shorten manufacturing cycle times, reduce inventory requirements, and improve the cost structure of our flat-rolled products business. Including investments associated with this project, we currently expect 2013 capital expenditures to be approximately $550 million.”

“Our balance sheet remains solid with cash on hand of $138 million and net debt to total capitalization of 35% at the end of the first quarter 2013. There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility.”

Strategy and Outlook

“As we stated in January, we expected the first quarter and possibly the first half of 2013 to be challenging due to slow and inconsistent economic growth as a result of ongoing global macroeconomic and fiscal policy issues,” Harshman continued. “We certainly saw this in the first quarter. While we see some signs of improvement as we enter the second quarter and it appears the fourth quarter 2012 may have been the trough in demand, we expect challenging conditions to continue to impact many of our end markets throughout the second quarter. We believe our customers will continue to remain cautious as near-term global economic uncertainties remain, lead times remain short, and raw materials prices, especially for nickel and titanium scrap, remain under pressure. We remain cautiously optimistic that business conditions will gradually improve as we move through 2013. We expect some improvement in demand from our key global markets and moderate recovery in domestic economic growth from the expected improvement in the housing construction market.

“While the short-term is challenging, we continue to focus on taking actions to improve ATI’s financial performance while we continue to strengthen our position for long-term profitable growth. We are accelerating cost reduction actions, aggressively identifying and acting on market opportunities that provide important short-term business volume opportunities, and implementing actions to reduce managed working capital.

“Looking beyond the short-term challenges, we believe ATI remains well-positioned for profitable growth over the long-term as a result of our unmatched diversification in specialty metals products, technology leadership, and unsurpassed manufacturing capabilities. We continue to believe that market conditions remain favorable for long-term secular growth from our key markets of aerospace, oil & gas/chemical process industry, electrical energy, and medical.”

	Three Months Ended
	March 31
	2013	2012
	In Millions
Sales	$1,179.4	$1,352.5

Net income attributable to ATI	$10.0	$56.2

	Per Diluted Share
Net income attributable to ATI	$0.09	$0.50

First Quarter 2013 Financial Results

  Sales for the first quarter 2013 decreased 12.8% to $1.18 billion compared to the first quarter 2012 as revenues were impacted by lower base prices for many of our products, falling raw material indices/surcharges, and decreased demand from the oil and gas, jet engine aftermarket, electrical energy, and construction and mining markets. Compared to the first quarter 2012, sales decreased 11% in the High Performance Metals segment, 12% in the Flat-Rolled Products segment, and 24% in the Engineered Products segment. Compared to the fourth quarter 2012, sales increased 3% in the High Performance Metals segment, 13% in the Flat-Rolled Products segment and 1% in the Engineered Products segment. Direct international sales in the first quarter 2013 were 38.2% of total sales.
  First quarter 2013 segment operating profit was $78.3 million, or 6.6% of sales, compared to $163.2 million, or 12.1% of sales, for the first quarter 2012. The decrease in operating profit was primarily due to lower shipments associated with many of our high-value products, lower base prices for many products, and the impact of higher raw material costs for products with longer manufacturing cycle times not aligned with lower raw material indices/surcharges.
  Net income attributable to ATI for the first quarter 2013 was $10.0 million, or $0.09 per diluted share, compared to $56.2 million, or $0.50 per diluted share, in the first quarter 2012, and $10.5 million, or $0.10 per diluted share, in the fourth quarter 2012. Results for the first quarter 2013 included a $2.0 million discrete tax benefit, primarily relating to 2013 Federal tax law changes.
  Cash on hand at the end of the first quarter 2013 was $138.0 million. During the first quarter 2013, we invested $86.9 million in capital expenditures, primarily related to the Flat-Rolled Products segment’s HRPF. Improved business activity compared to the fourth quarter 2012 resulted in an $84.4 million increase in managed working capital associated with growth in accounts receivable.
  Gross cost reductions, before the effects of inflation, totaled $39.3 million Company-wide in the first quarter 2013.

High Performance Metals Segment

Market Conditions

  Demand improved in the first quarter 2013 for most of our products compared to the fourth quarter 2012. Mill product shipments in the first quarter 2013 of titanium and titanium alloys increased 25%, nickel-based and specialty alloys increased 7%, but shipments of zirconium and related alloys decreased 34%. Sales of precision forgings and castings increased 6% compared to the fourth quarter 2012. Sales in the first quarter 2013 to the aerospace market, the segment’s largest end market, increased 10% compared to the fourth quarter 2012. Shorter lead times and available capacity has resulted in lower base prices for certain transactional business. Demand from the nuclear energy market and chemical process industry was weak, which negatively affected sales of zirconium and related alloys. Direct international sales represented nearly 46% of total segment sales for the first quarter 2013.

First quarter 2013 compared to first quarter 2012

  Sales decreased to $518.4 million, or by 11%, compared to the first quarter 2012 primarily as a result of lower mill product shipments of nickel-based and specialty alloys and zirconium and related alloys, and a decrease in sales of precision forged and cast components due to lower demand from the jet engine, construction and mining, nuclear energy, and oil and gas markets. In addition, lower raw material indices and lower base-selling prices negatively affected revenues.
  Segment operating profit decreased to $75.3 million, or 14.5% of sales, compared to $104.1 million, or 17.9% of sales, for the first quarter 2012. The decrease in operating profit primarily resulted from lower shipment volumes, the impact of higher raw material costs for products with longer manufacturing cycle times not aligned with falling raw material indices, and lower base-selling prices for some products.
  Results benefited from $26.5 million of gross cost reductions in the first quarter 2013.

Flat-Rolled Products Segment

Market Conditions

  Demand improved compared to the fourth quarter 2012 from the oil and gas/chemical process industry, aerospace, automotive, food equipment and appliances markets. Compared to the fourth quarter 2012, shipments increased 12% for standard stainless products and 5% for high-value products, which includes titanium, nickel-based alloys, Precision Rolled Strip® products, and grain-oriented electrical steel. Direct international sales represented 34% of total segment sales for the first quarter 2013. Shipments of our high-value flat-rolled products were 113 million pounds, compared to 120.5 million pounds in the first quarter 2012 and 107.6 million pounds in the fourth quarter 2012, respectively. First quarter 2013 Flat-Rolled Products segment titanium shipments, including Uniti joint venture conversion, were 3.1 million pounds, a 3% decrease compared to the fourth quarter 2012. Shipments of our standard products were 173.8 million pounds in the first quarter 2013, compared to 157.3 million pounds in the first quarter 2012 and 155.6 million pounds in the fourth quarter 2012, respectively.

First quarter 2013 compared to first quarter 2012

  Sales decreased 12% compared to the first quarter 2012 to $558.1 million, primarily due to lower base-selling prices, lower raw material surcharges, and a product mix that had a higher percentage of standard stainless products and a lower percentage of high-value products. Shipments of standard stainless products (sheet and plate) increased 10% while shipments of high-value products declined 6%. Average transaction prices for all products, which include surcharges, declined 15%. Average base selling prices remain at historically low levels for standard stainless products.
  Segment operating profit was $2.4 million, or 0.4% of sales, compared to $46.8 million, or 7.4% of sales, for the first quarter 2012, reflecting a sales mix of more standard stainless products, as well as lower selling prices for most products.
  Results benefited from $10.0 million in gross cost reductions in the first quarter 2013.

Engineered Products Segment

Market Conditions

  Compared to the fourth quarter 2012, demand was slightly improved from the construction and mining, cutting tools, transportation, aerospace, and automotive markets, but was lower from the oil and gas market.

First quarter 2013 compared to first quarter 2012

  Sales decreased 24% to $102.9 million, compared to the first quarter 2012, primarily as a result of lower overall demand for tungsten-based products and carbon alloy steel forgings.
  Segment operating profit was $0.6 million for the first quarter 2013 compared to $12.3 million in the first quarter 2012. Segment operating profit for the first quarter 2013 was negatively impacted by higher raw material inventory costs for tungsten-based products and lower business activity across most operating units in this segment.
  Results benefited from $2.8 million of gross cost reductions in the first quarter 2013.

Other Expenses

  Corporate expenses for the first quarter 2013 were $12.4 million, compared to $21.7 million in the first quarter 2012. The decrease in corporate expenses was primarily the result of reduced annual and long-term performance-based incentive compensation expenses.
  Interest expense, net of interest income, was $14.4 million in the first quarter 2013, compared to $19.9 million in the first quarter 2012. The decrease in interest expense was primarily due to increased capitalized interest on major strategic projects.
  Capitalized interest on major strategic capital projects reduced interest expense by $9.6 million for the first quarter 2013 compared to a reduction of $4.5 million for the first quarter 2012, and primarily related to the HRPF project.
  Other expenses, which include expenses related to closed operations, for the first quarter 2013 were $3.7 million, compared to $6.9 million in the year-ago period. The decrease was primarily related to lower environmental and legal expenses associated with closed operations.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, increased to $32.5 million in the first quarter 2013, compared to $30.6 million in the first quarter 2012. This increase was primarily due to the utilization of a lower discount rate to value retirement benefit obligations.
  For the first quarter 2013, retirement benefit expense of $25.3 million was included in cost of sales and $7.2 million was included in selling and administrative expenses. For the first quarter 2012, the amount of retirement benefit expense included in cost of sales was $22.0 million and the amount included in selling and administrative expenses was $8.6 million.

Income Taxes

  The first quarter 2013 provision for income taxes was $3.7 million, or 24.2% of income before tax, compared to the 2012 provision for income taxes of $25.8 million, or 30.7% of income before tax. The first quarter 2013 included discrete tax benefits of $2.0 million, primarily related to 2013 Federal tax law changes. Excluding these items, the effective tax rate was 37.6%. The first quarter 2012 included discrete tax benefits of $3.7 million primarily related to state income taxes.

Cash Flow, Working Capital and Debt

  Cash on hand was $138.0 million at March 31, 2013, a decrease of $166.6 million from year-end 2012.
  Cash flow used in operations for the first quarter 2013 was $57.4 million, resulting from an investment of $84.4 million in managed working capital.
  The growth in managed working capital resulted from a $69.0 million increase in accounts receivable associated with increased business activity and a $19.1 million decrease in accounts payable, partially offset by a $3.7 million decrease in inventory.
  At March 31, 2013, managed working capital was 37.8% of annualized sales, compared to 41.1% of annualized sales at year-end 2012. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $86.2 million in the first quarter 2013 and consisted primarily of capital expenditures associated with the Flat-Rolled Products segment’s HRPF.
  Cash used in financing activities was $23.0 million in the first quarter 2013, and included dividend payments of $19.2 million.
  Net debt as a percentage of total capitalization was 35.0% at the end of the first quarter 2013 compared to 32.2% at the end of 2012. Total debt to total capital was 37.3% at March 31, 2013, compared to 37.4% at the end of 2012.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Allegheny Technologies will conduct a conference call with investors and analysts on April 24, 2013, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2012, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $4.9 billion for the last twelve months. ATI has approximately 11,100 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, forgings, castings and fabrication and machining capabilities. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

		Three Months Ended
		March 31
		2013	2012

	Sales	$1,179.4	$1,352.5
	Costs and expenses:
	Cost of sales	1,065.1	1,145.5
	Selling and administrative expenses	85.7	103.4
	Income before interest, other income and income taxes	28.6	103.6
	Interest expense, net	(14.4)	(19.9)
	Other income, net	1.1	0.4
	Income before income tax provision	15.3	84.1
	Income tax provision	3.7	25.8

	Net income	11.6	58.3

Less:	Net income attributable to noncontrolling interests	1.6	2.1

	Net income attributable to ATI	$10.0	$56.2

	Basic net income attributable to ATI per common share	$0.09	$0.53

	Diluted net income attributable to ATI per common share	$0.09	$0.50

	Weighted average common shares outstanding -- basic (millions)	106.6	105.9

	Weighted average common shares outstanding -- diluted (millions)	107.1	116.4

	Actual common shares outstanding -- end of period (millions)	108.0	107.1

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended
	March 31
	2013	2012
Sales:
High Performance Metals	$518.4	$581.3
Flat-Rolled Products	558.1	636.0
Engineered Products	102.9	135.2

Total External Sales	$1,179.4	$1,352.5

Operating Profit:

High Performance Metals	$75.3	$104.1
% of Sales	14.5%	17.9%

Flat-Rolled Products	2.4	46.8
% of Sales	0.4%	7.4%

Engineered Products	0.6	12.3
% of Sales	0.6%	9.1%

Operating Profit	78.3	163.2
% of Sales	6.6%	12.1%

Corporate expenses	(12.4)	(21.7)

Interest expense, net	(14.4)	(19.9)

Closed company and other expenses	(3.7)	(6.9)

Retirement benefit expense	(32.5)	(30.6)

Income before income taxes	$15.3	$84.1

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	March 31,	December 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$138.0	$304.6
Accounts receivable, net of allowances for doubtful accounts of $5.3 and $5.5 at March 31, 2013 and December 31, 2012, respectively	681.5	613.3
Inventories, net	1,537.5	1,536.6
Prepaid expenses and other current assets	89.4	56.1
Total Current Assets	2,446.4	2,510.6

Property, plant and equipment, net	2,597.2	2,559.9
Cost in excess of net assets acquired	736.3	740.1
Deferred income taxes	31.3	71.5
Other assets	363.1	365.7

Total Assets	$6,174.3	$6,247.8

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$479.4	$499.9
Accrued liabilities	280.0	330.5
Deferred income taxes	36.6	24.0
Short term debt and current portion of long-term debt	17.1	17.1
Total Current Liabilities	813.1	871.5

Long-term debt	1,462.0	1,463.0
Accrued postretirement benefits	487.8	495.2
Pension liabilities	713.7	721.1
Other long-term liabilities	101.0	109.9
Total Liabilities	3,577.6	3,660.7

Total ATI stockholders' equity	2,487.1	2,479.6
Noncontrolling interests	109.6	107.5
Total Equity	2,596.7	2,587.1

Total Liabilities and Equity	$6,174.3	$6,247.8

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)

	Three Months Ended
	March 31
	2013	2012

Operating Activities:

Net income	$11.6	$58.3

Depreciation and amortization	48.5	48.0
Change in managed working capital	(84.4)	(155.0)
Change in retirement benefits	16.6	11.5
Accrued liabilities and other	(49.7)	19.0
Cash used in operating activities	(57.4)	(18.2)
Investing Activities:
Purchases of property, plant and equipment	(86.9)	(69.9)
Asset disposals and other	0.7	0.9
Cash used in investing activities	(86.2)	(69.0)
Financing Activities:
Payments on long-term debt and capital leases	(0.1)	-
Net repayments under credit facilities	-	(1.4)
Dividends paid	(19.2)	(19.1)
Taxes on share-based compensation	(4.1)	(22.8)
Exercises of stock options and other	0.4	0.2
Cash used in financing activities	(23.0)	(43.1)
Decrease in cash and cash equivalents	(166.6)	(130.3)
Cash and cash equivalents at beginning of period	304.6	380.6
Cash and cash equivalents at end of period	$138.0	$250.3

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31
	2013	2012
Numerator for Basic net income per common share -
Net income attributable to ATI	$10.0	$56.2
Effect of dilutive securities:
4.25% Convertible Notes due 2014	-	2.3
Numerator for Dilutive net income per common share -
Net income attributable to ATI after assumed conversions	$10.0	$58.5

Denominator for Basic net income per common share -
Weighted average shares outstanding	106.6	105.9
Effect of dilutive securities:
Share-based compensation	0.5	0.9
4.25% Convertible Notes due 2014	-	9.6
Denominator for Diluted net income per common share -
Adjusted weighted average assuming conversions	107.1	116.4

Basic net income attributable to ATI per common share	$0.09	$0.53

Diluted net income attributable to ATI per common share	$0.09	$0.50

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	March 31,	December 31,
	2013	2012

Accounts receivable	$681.5	$613.3
Inventory	1,537.5	1,536.6
Accounts payable	(479.4)	(499.9)
Subtotal	1,739.6	1,650.0

Allowance for doubtful accounts	5.3	5.5
LIFO reserve	76.4	76.9
Corporate and other	63.9	68.4
Managed working capital	$1,885.2	$1,800.8

Annualized prior 2 months sales	$4,988.3	$4,380.0

Managed working capital as a % of annualized sales	37.8%	41.1%

March 31, 2013 change in managed working capital	$84.4

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	March 31,	December 31,
	2013	2012

Total debt	$1,479.1	$1,480.1
Less: Cash	(138.0)	(304.6)
Net debt	$1,341.1	$1,175.5

Net debt	$1,341.1	$1,175.5
Total ATI stockholders' equity	2,487.1	2,479.6
Net ATI capital	$3,828.2	$3,655.1

Net debt to ATI capital	35.0%	32.2%

Total debt	$1,479.1	$1,480.1
Total ATI stockholders' equity	2,487.1	2,479.6
Total ATI capital	$3,966.2	$3,959.7

Total debt to total ATI capital	37.3%	37.4%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004